RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is made as of the 19th day of September, 2014.

BETWEEN:

AFH Acquisition X, Inc., a company incorporated under the laws of the State of Delaware and having an address at 269 S. Beverly Drive, Suite 1600, Beverly Hills, California 90212

(the “Company”)

AND:

AFH Holding & Advisory, LLC, a limited liability company formed under the laws of the state of Delaware and having an address of 10830 Massachusetts Ave., Penthouse, Los Angeles, CA 90024

(the “Shareholder”)

WHEREAS:

A. The Shareholder is the registered and beneficial owner of 4,400,000 shares of the Company’s common stock and has agreed to return 1,146,400 shares held by the Shareholder (the “Shares”) to the treasury of the Company; and

B. In connection with and in order to facilitate the acquisition (the “Acquisition”) of Bone Biologics, Inc. by the Company, the Shareholder has agreed to return the Shares to the treasury of the Company for the sole purpose of the Company retiring the Shares without any consideration.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Shares

1. Subject only to the closing of the Acquisition, the Shareholder hereby surrenders to the Company the Shares and delivers to the Company herewith share certificates representing the Shares, duly endorsed for transfer in blank, signatures guaranteed. The Company hereby acknowledges receipt from the Shareholder of the certificate(s) for the sole purpose of retiring the Shares pursuant to this Agreement. To the extent that the certificate surrendered represents an amount of shares in excess of the Shares, a new stock certificate will be issued to the Shareholder equal to such excess amount of shares of common stock.

Retirement of Shares

2. Concurrent with or immediately following the closing of the Acquisition, the Company shall forthwith retire the Shares pursuant to Section 243 of the Delaware General Corporation Law.

Representations and Warranties

3. The Shareholder represents and warrants to the Company that he is the owner of the Shares and that he has good and marketable title to the Shares and that the Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

Release

4. The Shareholder, together with the Shareholder’s heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which the Shareholder ever had, now has or may have, howsoever arising out of the original grant and the retirement of the Shares.

General

5. Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

6. Time is expressly declared to be the essence of this Agreement.

7. The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

8. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9. This Agreement is not assignable without the prior written consent of the parties hereto.

10. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

11. The Company has obtained legal advice concerning this Agreement and has requested that the Shareholder obtain independent legal advice with respect to same before executing it. In executing this Agreement, the Shareholder represents and warrants to the Company that he has been advised to obtain independent legal advice, and that prior to the execution of this Agreement he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

[THE REMAINDER OF THIS PAGE HAS BEEN INTESTINALLY LEFT BLANK.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

AFH ACQUISITION X, INC.

Per:	/s/ Amir Heshmatpour
Authorized Signatory – AFH Holding & Advisory, LLC